Exhibit 99.1

TRI POINTE GROUP, INC. REPORTS 2019 FIRST QUARTER RESULTS
IRVINE, CALIFORNIA, April 25, 2019 / Business Wire / TRI Pointe Group, Inc. (the “Company”) (NYSE:TPH) today announced results for the first quarter ended March 31, 2019.
“New home demand rebounded nicely in the first quarter of 2019, as buyers responded positively to the decline in interest rates and a more competitive pricing environment,” said TRI Pointe Group Chief Executive Officer Doug Bauer. “TRI Pointe Group averaged 3.0 orders per community per month during the period, which represented a 44% improvement from the fourth quarter of 2018 and exceeded our internal projections. California continues to be an important market for TRI Pointe Group, and we saw encouraging results as we moved through the quarter with orders per community per month of 2.0, 3.5 and 3.9 for January, February and March, respectively. We are optimistic we can sustain this momentum as we head into the latter half of the spring selling season.”
Mr. Bauer continued, “We grew our quarter-end community count by 11% as compared to last year, giving us a solid platform from which to grow. The increase in community count was a combination of growth in our existing markets, expansion into new markets and the continued rollout of new projects from our long-dated California assets. We expect to leverage all three avenues for growth going forward as our business evolves.”
Mr. Bauer concluded, “I am pleased with our results in the first quarter. We feel confident in our full year gross margin guidance based on current margins in backlog of 23%, as well as delivering on our previous stated guidance of 4,600 to 5,000 deliveries for 2019.”
Results and Operational Data for First Quarter 2019 and Comparisons to First Quarter 2018

•	Net income was $71,000, or $0.00 per diluted share, compared to $42.9 million, or $0.28 per diluted share

•	Home sales revenue of $492.7 million compared to $582.6 million, a decrease of 15%

◦	New home deliveries of 814 homes compared to 924 homes, a decrease of 12%

◦	Average sales price of homes delivered of $605,000 compared to $630,000, a decrease of 4%

•	Homebuilding gross margin percentage of 14.4% compared to 22.7%, a decrease of 830 basis points

◦	Excluding interest and impairments and lot option abandonments, adjusted homebuilding gross margin percentage was 18.4%*

•	SG&A expense as a percentage of homes sales revenue of 15.7% compared to 12.9%, an increase of 280 basis points

•	New home orders of 1,321 compared to 1,496, a decrease of 12%

•	Active selling communities averaged 147.8 compared to 129.8, an increase of 14%

◦	New home orders per average selling community were 8.9 orders (3.0 monthly) compared to 11.5 orders (3.8 monthly)

◦	Cancellation rate increased to 15% compared to 14%

•	Backlog units at quarter end of 1,842 homes compared to 2,143, a decrease of 14%

◦	Dollar value of backlog at quarter end of $1.2 billion compared to $1.4 billion, a decrease of 12%

◦	Average sales price of homes in backlog at quarter end of $672,000 compared to $658,000, an increase of 2%

•	Ratios of debt-to-capital and net debt-to-net capital of 40.7% and 38.1%*, respectively, as of March 31, 2019

•	Executed a new $250 million term loan facility while extending the maturity date of our existing $600 million unsecured revolving credit facility, with both maturing on March 29, 2023

•
Ended first quarter of 2019 with total liquidity of $967.6 million, including cash and cash equivalents of $148.8 million and $818.8 million of availability under the Company’s unsecured revolving credit facility and term loan facility

*    See “Reconciliation of Non-GAAP Financial Measures”
First Quarter 2019 Operating Results
Net income was $71,000, or $0.00 per diluted share, for the first quarter of 2019, compared to net income available to common stockholders of $42.9 million, or $0.28 per diluted share, for the first quarter of 2018.
Home sales revenue decreased $89.9 million, or 15%, to $492.7 million for the first quarter of 2019, as compared to $582.6 million for the first quarter of 2018.  The decrease was primarily attributable to a 12% decrease in new home deliveries to 814, compared to 924 in the first quarter of 2018, and a 4% decrease in the average sales price of homes delivered to $605,000, compared to $630,000 in the first quarter of 2018.
Homebuilding gross margin percentage for the first quarter of 2019 decreased to 14.4%, compared to 22.7% for the first quarter of 2018. The decrease in homebuilding gross margin was due to a lower mix of deliveries from certain long-dated California communities, which produce gross margins above the Company average, as well as $5.2 million of expenses related to lot option abandonments. In addition, gross margins were negatively impacted by increased incentives in the second half of 2018 on inventory homes that delivered in the first quarter of 2019 as well as purchase accounting adjustments related to the acquisition of a Dallas–Fort Worth-based homebuilder in the fourth quarter of 2018. Excluding interest and impairments and lot option abandonments in cost of home sales, adjusted homebuilding gross margin percentage was 18.4%* for the first quarter of 2019, compared to 25.2%* for the first quarter of 2018.
Sales and marketing and general and administrative (“SG&A”) expense for the first quarter of 2019 increased to 15.7% of home sales revenue as compared to 12.9% for the first quarter of 2018, primarily the result of lower operating leverage on the fixed components of SG&A as a result of the 15% decrease in home sales revenue and higher overhead costs as a result of our expansion efforts into the Carolinas, Sacramento and Dallas–Fort Worth markets.
Other income increased $6.1 million to $6.2 million for the first quarter of 2019 as compared to $171,000 for the first quarter of 2018. The increase was largely due to the $6.0 million reduction of our income tax liability to Weyerhaeuser Company (“Weyerhaeuser”). During the three months ended March 31, 2019, the Company amended the existing tax sharing agreement with Weyerhaeuser, pursuant to which the parties agreed, among other things, that the Company had no further obligation to remit payment to Weyerhaeuser in connection with any potential utilization of certain deductions or losses with respect to federal and state taxes.
New home orders decreased 12% to 1,321 homes for the first quarter of 2019, as compared to 1,496 homes for the same period in 2018.  Average selling communities increased 14% to 147.8 for the first quarter of 2019 compared to 129.8 for the first quarter of 2018. The Company’s overall absorption rate per average selling community decreased 21% for the first quarter of 2019 to 8.9 orders (3.0 monthly) compared to 11.5 orders (3.8 monthly) during the first quarter of 2018.
The Company ended the quarter with 1,842 homes in backlog, representing approximately $1.2 billion. The average sales price of homes in backlog as of March 31, 2019 increased $14,000, or 2%, to $672,000, compared to $658,000 as of March 31, 2018.
“While the decline in interest rates played a key role in sparking demand in the first quarter, we believe the appeal of our premium lifestyle products and the focused efforts of our sales and marketing teams had an equally important impact,” said TRI Pointe Group President and Chief Operating Officer Tom Mitchell. “We strive to build homes and develop communities that create an emotional connection with customers. We continue to emphasize targeted sales and marketing strategies to build on that connection, which improves lead generation and conversation and ultimately customer satisfaction. These efforts have resulted in improved absorption and an enhanced customer experience.”
* See “Reconciliation of Non-GAAP Financial Measures”
Outlook
For the second quarter of 2019, the Company expects to open 10 new communities and close out of 13 communities, which would result in 143 active selling communities as of June 30, 2019. In addition, the Company anticipates delivering 53% to 58% of its 1,842 homes in backlog as of March 31, 2019 at an average sales price of $610,000. The Company expects its homebuilding gross margin percentage to be approximately 17% for the second quarter. The Company anticipates its SG&A expense as a percentage of homes sales revenue will be in a range of 12.5% to 13.5%. Lastly, the Company expects its effective tax rate to be in the range of 25% to 26%.
For the full year, the Company reiterates its previous guidance of delivering between 4,600 and 5,000 homes at an average sales price of $610,000 to $620,000. In addition, the Company expects homebuilding gross margin percentage to be in the range of 19% to 20% for the full year. The Company expects full year SG&A expense as a percentage of homes sales revenue will be in a range of 11% to 12%. Finally, the Company expects its effective tax rate for the full year to be in the range of 25% to 26%.
Earnings Conference Call
The Company will host a conference call via live webcast for investors and other interested parties beginning at 10:00 a.m. Eastern Time on Thursday, April 25, 2019.  The call will be hosted by Doug Bauer, Chief Executive Officer, Tom Mitchell, President and Chief Operating Officer and Mike Grubbs, Chief Financial Officer.
Interested parties can listen to the call live and view the related presentation slides on the internet through the Investor Relations section of the Company’s website at www.TRIPointeGroup.com. Listeners should go to the website at least fifteen minutes prior to the call to download and install any necessary audio software.  The call can also be accessed by dialing 1-877-407-3982 for domestic participants or 1-201-493-6780 for international participants. Participants should ask for the TRI Pointe Group First Quarter 2019 Earnings Conference Call. Those dialing in should do so at least ten minutes prior to the start. The replay of the call will be available for two weeks following the call.  To access the replay, the domestic dial-in number is 1-844-512-2921, the international dial-in number is 1-412-317-6671, and the reference code is #13689424.  An archive of the webcast will be available on the Company’s website for a limited time.
About TRI Pointe Group, Inc.
Headquartered in Irvine, California, TRI Pointe Group, Inc. (NYSE: TPH) is among the largest public homebuilders in the United States. The company designs, constructs and sells premium single-family homes through its portfolio of six quality brands across ten states, including MaracayTM in Arizona; Pardee Homes® in California and Nevada; Quadrant Homes® in Washington; Trendmaker® Homes in Texas; TRI Pointe Homes® in California, Colorado and the Carolinas; and Winchester® Homes in Maryland and Virginia. Additional information is available at www.TRIPointeGroup.com. Winchester is a registered trademark and is used with permission.

Forward-Looking Statements
Various statements contained in this press release, including those that express a belief, expectation or intention, as well as those that are not statements of historical fact, are forward-looking statements.  These forward-looking statements may include, but are not limited to, statements regarding our strategy, projections and estimates concerning the timing and success of specific projects and our future production, land and lot sales, operational and financial results, including our estimates for growth, financial condition, sales prices, prospects, and capital spending.  Forward-looking statements that are included in this press release are generally accompanied by words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “future,” “goal,” “guidance,” “intend,” “likely,” “may,” “might,” “outlook,” “plan,” “potential,” “predict,” “project,” “should,” “strategy,” “target,” “will,” “would,” or other words that convey future events or outcomes.  The forward-looking statements in this press release speak only as of the date of this press release, and we disclaim any obligation to update these statements unless required by law, and we caution you not to rely on them unduly.  These forward-looking statements are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control.  The following factors, among others, may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements: the effect of general economic conditions, including employment rates, housing starts, interest rate levels, availability of financing for home mortgages and strength of the U.S. dollar; market demand for our products, which is related to the strength of the various U.S. business segments and U.S. and international economic conditions; levels of competition; the successful execution of our internal performance plans, including any restructuring and cost reduction initiatives; global economic conditions; raw material prices; oil and other energy prices; the effect of weather, including the re-occurrence of drought conditions in California; the risk of loss from earthquakes, volcanoes, fires, floods, droughts, windstorms, hurricanes, pest infestations and other natural disasters, and the risk of delays, reduced consumer demand, and shortages and price increases in labor or materials associated with such natural disasters; transportation costs; federal and state tax policies; the effect of land use, environment and other governmental regulations; legal proceedings or disputes and the adequacy of reserves; risks relating to any unforeseen changes to or effects on liabilities, future capital expenditures, revenues, expenses, earnings, synergies, indebtedness, financial condition, losses and future prospects; changes in accounting principles; risks related to unauthorized access to our computer systems, theft of our customers’ confidential information or other forms of cyber-attack; and additional factors discussed under the sections captioned “Risk Factors” included in our annual and quarterly reports filed with the Securities and Exchange Commission.  The foregoing list is not exhaustive.  New risk factors may emerge from time to time and it is not possible for management to predict all such risk factors or to assess the impact of such risk factors on our business.
Investor Relations Contact:
Chris Martin, TRI Pointe Group
Drew Mackintosh, Mackintosh Investor Relations
InvestorRelations@TRIPointeGroup.com, 949-478-8696
Media Contact:
Carol Ruiz, cruiz@newgroundco.com, 310-437-0045

KEY OPERATIONS AND FINANCIAL DATA
(dollars in thousands)

	Three Months Ended March 31,
	2019	2018	Change
Operating Data:	(unaudited)
Home sales revenue	$492,703	$582,572	$(89,869)
Homebuilding gross margin	$71,167	$132,070	$(60,903)
Homebuilding gross margin %	14.4%	22.7%	(8.3)%
Adjusted homebuilding gross margin %*	18.4%	25.2%	(6.8)%
SG&A expense	$77,586	$75,097	$2,489
SG&A expense as a % of home sales revenue	15.7%	12.9%	2.8%
Net income	$71	$42,880	$(42,809)
Adjusted EBITDA*	$28,150	$80,988	$(52,838)
Interest incurred	$23,373	$21,520	$1,853
Interest in cost of home sales	$14,191	$14,229	$(38)

Other Data:
Net new home orders	1,321	1,496	(175)
New homes delivered	814	924	(110)
Average sales price of homes delivered	$605	$630	$(25)
Cancellation rate	15%	14%	1%
Average selling communities	147.8	129.8	18.0
Selling communities at end of period	146	131	15
Backlog (estimated dollar value)	$1,237,838	$1,409,042	$(171,204)
Backlog (homes)	1,842	2,143	(301)
Average sales price in backlog	$672	$658	$14

	March 31,	December 31,
	2019	2018	Change
Balance Sheet Data:	(unaudited)
Cash and cash equivalents	$148,782	$277,696	$(128,914)
Real estate inventories	$3,242,678	$3,216,059	$26,619
Lots owned or controlled	26,701	27,740	(1,039)
Homes under construction (1)	2,166	2,166	0
Homes completed, unsold	374	417	(43)
Debt	$1,412,463	$1,410,804	$1,659
Stockholders’ equity	$2,057,023	$2,056,924	$99
Book capitalization	$3,469,486	$3,467,728	$1,758
Ratio of debt-to-capital	40.7%	40.7%	0.0%
Ratio of net debt-to-net capital*	38.1%	35.5%	2.6%
__________

(1)	Homes under construction included 63 and 40 models at March 31, 2019 and December 31, 2018, respectively.

*	See “Reconciliation of Non-GAAP Financial Measures”

CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share amounts)

	March 31,	December 31,
	2019	2018
Assets	(unaudited)
Cash and cash equivalents	$148,782	$277,696
Receivables	58,234	51,592
Real estate inventories	3,242,678	3,216,059
Investments in unconsolidated entities	4,191	5,410
Goodwill and other intangible assets, net	160,293	160,427
Deferred tax assets, net	67,761	67,768
Other assets	173,956	105,251
Total assets	$3,855,895	$3,884,203

Liabilities
Accounts payable	$66,605	$81,313
Accrued expenses and other liabilities	319,791	335,149
Senior notes	1,412,463	1,410,804
Total liabilities	1,798,859	1,827,266

Commitments and contingencies

Equity
Stockholders’ equity:
Preferred stock, $0.01 par value, 50,000,000 shares authorized; no shares issued and outstanding as of March 31, 2019 and December 31, 2018, respectively	—	—
Common stock, $0.01 par value, 500,000,000 shares authorized; 142,210,147 and 141,661,713 shares issued and outstanding at March 31, 2019 and December 31, 2018, respectively	1,422	1,417
Additional paid-in capital	658,743	658,720
Retained earnings	1,396,858	1,396,787
Total stockholders’ equity	2,057,023	2,056,924
Noncontrolling interests	13	13
Total equity	2,057,036	2,056,937
Total liabilities and equity	$3,855,895	$3,884,203

CONSOLIDATED STATEMENT OF OPERATIONS
(in thousands, except share and per share amounts)
(unaudited)

	Three Months Ended March 31,
	2019	2018
Homebuilding:
Home sales revenue	$492,703	$582,572
Land and lot sales revenue	1,029	223
Other operations revenue	598	598
Total revenues	494,330	583,393
Cost of home sales	421,536	450,502
Cost of land and lot sales	1,495	503
Other operations expense	590	602
Sales and marketing	38,989	38,283
General and administrative	38,597	36,814
Homebuilding (loss) income from operations	(6,877)	56,689
Equity in loss of unconsolidated entities	(25)	(468)
Other income, net	6,241	171
Homebuilding (loss) income before income taxes	(661)	56,392
Financial Services:
Revenues	302	283
Expenses	321	137
Equity in income of unconsolidated entities	775	1,002
Financial services income before income taxes	756	1,148
Income before income taxes	95	57,540
Provision for income taxes	(24)	(14,660)
Net income	$71	$42,880
Earnings per share
Basic	$0.00	$0.28
Diluted	$0.00	$0.28
Weighted average shares outstanding
Basic	141,865,270	151,464,547
Diluted	142,390,163	152,775,851

MARKET DATA BY REPORTING SEGMENT & STATE
(dollars in thousands)
(unaudited)

	Three Months Ended March 31,
	2019		2018
	New Homes Delivered	Average Sales Price	New Homes Delivered	Average Sales Price
New Homes Delivered:
Maracay	74	$535	125	$468
Pardee Homes	242	557	274	659
Quadrant Homes	44	983	83	739
Trendmaker Homes	154	455	84	490
TRI Pointe Homes	242	710	269	708
Winchester Homes	58	571	89	570
Total	814	$605	924	$630

	Three Months Ended March 31,
	2019		2018
	New Homes Delivered	Average Sales Price	New Homes Delivered	Average Sales Price
New Homes Delivered:
California	328	$679	400	$736
Colorado	72	549	60	580
Maryland	38	466	66	544
Virginia	20	769	23	645
Arizona	74	535	125	468
Nevada	84	529	83	503
Texas	154	455	84	490
Washington	44	983	83	739
Total	814	$605	924	$630

MARKET DATA BY REPORTING SEGMENT & STATE, continued
(unaudited)

	Three Months Ended March 31,
	2019		2018
	Net New Home Orders	Average Selling Communities	Net New Home Orders	Average Selling Communities
Net New Home Orders:
Maracay	161	11.8	153	13.2
Pardee Homes	433	44.5	473	32.5
Quadrant Homes	75	7.2	108	7.0
Trendmaker Homes	243	39.3	155	29.8
TRI Pointe Homes	295	30.8	459	33.8
Winchester Homes	114	14.2	148	13.5
Total	1,321	147.8	1,496	129.8

	Three Months Ended March 31,
	2019		2018
	Net New Home Orders	Average Selling Communities	Net New Home Orders	Average Selling Communities
Net New Home Orders:
California	517	54.7	628	44.5
Colorado	81	7.0	102	7.0
Maryland	84	9.8	100	9.5
Virginia	30	4.5	48	4.0
Arizona	161	11.8	153	13.2
Nevada	130	13.5	202	14.8
Texas	243	39.3	155	29.8
Washington	75	7.2	108	7.0
Total	1,321	147.8	1,496	129.8

MARKET DATA BY REPORTING SEGMENT & STATE, continued
(dollars in thousands)
(unaudited)

	As of March 31, 2019			As of March 31, 2018
	Backlog Units	Backlog Dollar Value	Average Sales Price	Backlog Units	Backlog Dollar Value	Average Sales Price
Backlog:
Maracay	238	$139,862	$588	245	$123,617	$505
Pardee Homes	593	472,729	797	608	408,324	672
Quadrant Homes	77	75,599	982	169	138,025	817
Trendmaker Homes	402	196,256	488	244	134,632	552
TRI Pointe Homes	371	247,399	667	667	474,240	711
Winchester Homes	161	105,993	658	210	130,204	620
Total	1,842	$1,237,838	$672	2,143	$1,409,042	$658

	As of March 31, 2019			As of March 31, 2018
	Backlog Units	Backlog Dollar Value	Average Sales Price	Backlog Units	Backlog Dollar Value	Average Sales Price
Backlog:
California	645	$530,031	$822	894	$662,008	$741
Colorado	153	86,570	566	142	81,743	576
Maryland	107	56,087	524	147	83,339	567
Virginia	54	49,906	924	63	46,865	744
Arizona	238	139,862	588	245	123,617	505
Nevada	166	103,527	624	239	138,813	581
Texas	402	196,256	488	244	134,632	552
Washington	77	75,599	982	169	138,025	817
Total	1,842	$1,237,838	$672	2,143	$1,409,042	$658

MARKET DATA BY REPORTING SEGMENT & STATE, continued
(unaudited)

	March 31,	December 31,
	2019	2018
Lots Owned or Controlled(1):
Maracay	3,010	3,308
Pardee Homes	14,254	14,376
Quadrant Homes	1,548	1,744
Trendmaker Homes	2,398	2,492
TRI Pointe Homes	3,841	4,095
Winchester Homes	1,650	1,725
Total	26,701	27,740

	March 31,	December 31,
	2019	2018
Lots Owned or Controlled(1):
California	14,890	15,218
Colorado	782	866
Maryland	1,088	1,142
Virginia	562	583
Arizona	3,010	3,308
Nevada	2,423	2,387
Texas	2,398	2,492
Washington	1,548	1,744
Total	26,701	27,740

	March 31,	December 31,
	2019	2018
Lots by Ownership Type:
Lots owned	22,641	23,057
Lots controlled(1)	4,060	4,683
Total	26,701	27,740
__________

(1)	As of March 31, 2019 and December 31, 2018, lots controlled included lots that were under land option contracts or purchase contracts.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(unaudited)
In this press release, we utilize certain financial measures that are non-GAAP financial measures as defined by the Securities and Exchange Commission. We present these measures because we believe they and similar measures are useful to management and investors in evaluating the Company’s operating performance and financing structure. We also believe these measures facilitate the comparison of our operating performance and financing structure with other companies in our industry. Because these measures are not calculated in accordance with Generally Accepted Accounting Principles (“GAAP”), they may not be comparable to other similarly titled measures of other companies and should not be considered in isolation or as a substitute for, or superior to, financial measures prepared in accordance with GAAP.
The following table reconciles homebuilding gross margin percentage, as reported and prepared in accordance with GAAP, to the non-GAAP measure adjusted homebuilding gross margin percentage. We believe this information is meaningful as it isolates the impact that leverage has on homebuilding gross margin and permits investors to make better comparisons with our competitors, who adjust gross margins in a similar fashion.

	Three Months Ended March 31,
	2019	%	2018	%
	(dollars in thousands)
Home sales revenue	$492,703	100.0%	$582,572	100.0%
Cost of home sales	421,536	85.6%	450,502	77.3%
Homebuilding gross margin	71,167	14.4%	132,070	22.7%
Add: interest in cost of home sales	14,191	2.9%	14,229	2.4%
Add: impairments and lot option abandonments	5,202	1.1%	248	0.0%
Adjusted homebuilding gross margin	$90,560	18.4%	$146,547	25.2%
Homebuilding gross margin percentage	14.4%		22.7%
Adjusted homebuilding gross margin percentage	18.4%		25.2%

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (continued)
(unaudited)

The following table reconciles the Company’s ratio of debt-to-capital to the non-GAAP ratio of net debt-to-net capital. We believe that the ratio of net debt-to-net capital is a relevant financial measure for management and investors to understand the leverage employed in our operations and as an indicator of the Company’s ability to obtain financing.

	March 31, 2019	December 31, 2018
Senior notes	$1,412,463	$1,410,804
Total debt	1,412,463	1,410,804
Stockholders’ equity	2,057,023	2,056,924
Total capital	$3,469,486	$3,467,728
Ratio of debt-to-capital(1)	40.7%	40.7%

Total debt	$1,412,463	$1,410,804
Less: Cash and cash equivalents	(148,782)	(277,696)
Net debt	1,263,681	1,133,108
Stockholders’ equity	2,057,023	2,056,924
Net capital	$3,320,704	$3,190,032
Ratio of net debt-to-net capital(2)	38.1%	35.5%
__________

(1)	The ratio of debt-to-capital is computed as the quotient obtained by dividing total debt by the sum of total debt plus stockholders’ equity.

(2)	The ratio of net debt-to-net capital is computed as the quotient obtained by dividing net debt (which is total debt less cash and cash equivalents) by the sum of net debt plus stockholders’ equity.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (continued)
(unaudited)

The following table calculates the non-GAAP financial measures of EBITDA and Adjusted EBITDA and reconciles those amounts to net income, as reported and prepared in accordance with GAAP.  EBITDA means net income before (a) interest expense, (b) expensing of previously capitalized interest included in costs of home sales, (c) income taxes and (d) depreciation and amortization. Adjusted EBITDA means EBITDA before (e) amortization of stock-based compensation and (f) impairments and lot option abandonments. Other companies may calculate EBITDA and Adjusted EBITDA (or similarly titled measures) differently. We believe EBITDA and Adjusted EBITDA are useful measures of the Company’s ability to service debt and obtain financing.

	Three Months Ended March 31,
	2019	2018
	(in thousands)
Net income	$71	$42,880
Interest expense:
Interest incurred	23,373	21,520
Interest capitalized	(23,373)	(21,520)
Amortization of interest in cost of sales	14,333	14,242
Provision for income taxes	24	14,660
Depreciation and amortization	5,085	5,488
EBITDA	19,513	77,270
Amortization of stock-based compensation	3,435	3,470
Impairments and lot option abandonments	5,202	248
Adjusted EBITDA	$28,150	$80,988